Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Skystar Bio-Pharmaceutical Company and Subsidiaries
Audited Financial Statements
December 31, 2007 and 2006

To The Board of Directors
Skystar Bio-Pharmaceutical Company

We consent to the incorporation in the Report of Skystar Bio-Pharmaceutical Company on Form S-1 Amendment No. 7 of our report dated March 31, 2008 on our audits of the consolidated financial statements of Skystar Bio-Pharmaceutical Company and Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006, which our reports are incorporated in the Form S-1 Amendment No. 6. We also consent to the reference to our Firm under the caption “Experts”.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
January 29, 2009